Exhibit 99.5

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

ALON USA ENERGY, INC.

Shares of 8.75% Series A Convertible Preferred Stock

Offered Pursuant to Subscription Rights Distributed to Stockholders of Record
of Shares of Common Stock of Alon USA Energy, Inc.

     , 2010

To Our Clients:

This notice is being distributed by us to you because we hold shares of common stock, par value $0.01 per share, of Alon USA Energy, Inc., a Delaware corporation (the “Company”), for you. The Company has distributed, at no charge, transferable subscription rights to purchase shares of the Company’s 8.75% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). The subscription rights are evidenced by rights certificates. The subscription rights are transferable, and the Company anticipates that the subscription rights will be eligible to trade on the New York Stock Exchange under the symbol “ALJ [RT]” from the commencement of the rights offering until 4:00 p.m., New York City time, on the last trading day before the expiration date of the rights offering, which may be extended by the Company in its sole discretion. The Company intends to list the Series A Preferred Stock on the New York Stock Exchange.

The stockholders of record of shares of the Company’s common stock will receive one right for every 13.55 shares of common stock held as of the close of business, New York City time, on          , 2010, rounded to the nearest whole subscription right. Each basic subscription right will entitle its holder to purchase one share of Series A Preferred Stock at an exercise price of $10 per share, payable in cash. The shares of Series A Preferred Stock will initially be convertible into shares of the Company’s common stock at a conversion rate of 1.344 shares of common stock per share of Series A Preferred Stock, which is equivalent to a conversion price of $7.44 per share, subject to adjustment upon the occurrence of certain events.

In addition, if the holder or the beneficial holder of the subscription rights fully exercises the basic subscription right, the holder or beneficial holder of subscription rights, as the case may be, may also subscribe to purchase, at the same price per share, any shares of Series A Preferred Stock that are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration date. If sufficient shares of Series A Preferred Stock are available, the Company will seek to honor such holder’s or beneficial holder’s over-subscription request in full. If, however, over-subscription requests exceed the number of shares of Series A Preferred Stock available in the rights offering, the Company will allocate the available shares of Series A Preferred Stock pro rata among each stockholder exercising the over-subscription right in proportion to the number of shares of common stock owned by such stockholder on the record date, relative to the number of shares of common stock owned on the record date by all stockholders exercising the over-subscription right. If this pro rata allocation results in any stockholder receiving a greater number of shares of Series A Preferred Stock than the stockholder subscribed for pursuant to the exercise of the over-subscription right, then such stockholder will be allocated only that number of shares for which the stockholder over-subscribed, and the remaining shares of Series A Preferred Stock will be allocated among all other stockholders exercising the over-subscription right on the same pro rata basis described above. The proration process will be repeated until all shares of Series A Preferred Stock have been allocated or all over-subscription requests have been satisfied. The over-subscription right must be exercised, if at all, concurrently with the basic subscription right prior to the expiration time.

The basic subscription rights and the over-subscription rights are described in detail in the Company’s prospectus, dated          , 2010 (the “Prospectus”). You should read the Prospectus carefully before deciding whether to exercise or sell your subscription rights.

In the rights offering, the Company is offering an aggregate of 4,000,000 shares of Series A Preferred Stock pursuant to the Prospectus. The subscription rights expire, if not previously exercised, at 6:00 p.m., New York City time, on          , 2010, unless the exercise period is extended by the Company in its sole discretion.

Enclosed are copies of the following documents:

1. The Prospectus;

2. The Beneficial Owner Election Form; and

3. The “Instructions for Completion of Alon USA Energy, Inc. Rights Certificates.”

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. THE EXERCISE OR SALE OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to purchase any shares of Series A Preferred Stock to which you are entitled or sell or transfer any of your subscription rights pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. We urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise, sell or otherwise transfer your subscription rights.

If you wish to have us, on your behalf, exercise the subscription rights for any shares of Series A Preferred Stock to which you are entitled or sell or otherwise transfer your subscription rights, please so instruct us by timely completing, executing and returning to us the Beneficial Owner Election Form enclosed with this letter. Once you have exercised your subscription rights, such exercise may not be revoked or withdrawn.

With respect to any instructions to sell or otherwise transfer your subscription rights, the enclosed Beneficial Owner Election Form must be completed and returned such that it will actually be received by us before 6:00 p.m., New York City time, on          , 2010, the fifth business day prior to the scheduled expiration date of the rights offering of          , 2010, which may be extended by the Company in its sole discretion. With respect to any instructions to exercise (or not to exercise) your subscription rights, the enclosed Beneficial Owner Election Form must be completed and returned such that it will actually be received by us by 6:00 p.m., New York City time, on          , 2010, the last business day prior to the scheduled expiration date of the rights offering of          , 2010, which may be extended by the Company in its sole discretion.

Any questions or requests for assistance concerning the rights offering should be directed to The Bank of New York Mellon, which is acting as the Company’s information agent. Banks and brokerage firms should call the information agent at [ • ]. All other persons should call toll-free at [ • ].

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